As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-101304

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	95-4803544 (I.R.S. Employer Identification No.)

2701 Olympic Boulevard Building B,

Santa Monica, California 90404

(310) 255-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Keith R. Dolliver
Vice President
Activision Blizzard, Inc.
2701 Olympic Boulevard Building B,

Santa Monica, California 90404

(310) 255-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan M. Klein

Anthony F. Vernace

William J. Allen

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (File No. 333-101304) (as amended, the “Registration Statement”) of Activision Blizzard, Inc., a Delaware corporation (the “Company”), which was initially filed with the Securities and Exchange Commission on November 19, 2002.

On January 18, 2022, the Company entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Microsoft Corporation, a Washington corporation (“Microsoft”), and Anchorage Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Microsoft, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Microsoft. The Merger became effective on October 13, 2023, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on October 19, 2023.

Activision Blizzard, Inc.

By:	/s/ Keith R. Dolliver
Name: Keith R. Dolliver
Title: Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.